SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or
     Section 240.14a-12

              Chiquita Brands International, Inc.
              ___________________________________


_______________________________________________________________________
        (Name of Registrant as Specified In Its Charter)

_______________________________________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

        _______________________________________________________________


     2) Aggregate number of securities to which transaction applies:

        _______________________________________________________________


     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ________________________________________________________________

     4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________


     5) Total fee paid: ________________________________________________

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange
    Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1)   Amount Previously Paid:
   2)   Form, Schedule or Registration Statement No.:
   3)   Filing Party:
   4)   Date Filed:

                      CHIQUITA BRANDS INTERNATIONAL, INC.

                               Chiquita Center
                            250 East Fifth Street
                           Cincinnati, Ohio 45202
                      __________________________________


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                      __________________________________

                          To Be Held On May 13, 1998

To Our Shareholders:

     It is my pleasure to invite you to attend the 1998 Annual Meeting of Shareholders of Chiquita Brands International, Inc. ("Chiquita" or the "Company"). The meeting will be held in the Continental Room of the Omni Netherland Plaza, 35 West Fifth Street, Cincinnati, Ohio at 10:00 a.m. on Wednesday, May 13, 1998. At the meeting, shareholders will be asked to:

     (1)  Elect seven directors;

     (2)  Approve the Chiquita 1998 Stock Option and Incentive Plan;

     (3) Adopt an amendment to the Certificate of Incorporation to increase the number of authorized shares of Capital Stock from 150 million to 200 million;

     (4) Adopt an amendment to the Certificate of Incorporation to change the title and par value of the Capital Stock, $.33 par value, to Common Stock, $.01 par value;

     (5) Adopt an amendment to the Certificate of Incorporation to decrease the shareholder vote required to make future amendments to the Certificate of Incorporation from two-thirds to a majority of the votes cast; and

     (6) Consider any other matters that may properly be brought before the meeting.

     Your vote is important. Whether you plan to attend the meeting or not, please complete, date, sign and promptly return the enclosed proxy card in the envelope provided.

     We look forward to seeing you at the meeting.

                                        Sincerely,


                                        Carl H. Lindner
                                        Chairman of the Board and
                                           Chief Executive Officer
Cincinnati, Ohio
April 8, 1998

TO ENSURE THAT YOUR SHARES ARE VOTED AT THE MEETING, PLEASE VOTE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED. PROXIES MAY BE REVOKED AT ANY TIME PRIOR TO THE MEETING BY GIVING WRITTEN NOTICE OF REVOCATION TO THE COMPANY'S SECRETARY, BY GIVING A LATER DATED PROXY, OR BY ATTENDING THE MEETING AND VOTING IN PERSON.

                             PROXY STATEMENT
                 FOR THE CHIQUITA BRANDS INTERNATIONAL, INC.
                      ANNUAL MEETING OF SHAREHOLDERS
                              MAY 13, 1998

               INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

     We are sending you this Proxy Statement and the enclosed proxy card because Chiquita's Board of Directors is soliciting your proxy to vote your shares at the 1998 Annual Meeting of Shareholders. This Proxy Statement includes information about the issues to be voted on at the meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card in the envelope provided.

     On April 8, we began mailing these proxy materials to all shareholders of record at the close of business on March 20, 1998 (the "Record Date").

Which Shares Have Voting Rights?
________________________________

     On the Record Date, there were 64,364,017 shares of Capital Stock, $.33 par value ("Common Stock"), and 84,371 shares of $2.50 Convertible Preference Stock, Series C, without par value ("Series C Preference Stock"), outstanding and entitled to vote. These are the only classes of stock currently outstanding which have voting rights. Each share of Common Stock or Series C Preference Stock that you own as of the Record Date entitles you to one vote on each matter to be voted on at the meeting. The presence of the holders of a majority of the shares entitled to vote at the meeting (in person or by proxy) will constitute a quorum.

How Are Shares Voted?
_____________________

     You can vote on matters presented at the Annual Meeting in two ways:

     * By Proxy -- You can vote by signing, dating and returning the enclosed proxy card. If you do this, the persons named on the card (your "proxies") will vote your shares in the manner you indicate. You may specify on your proxy card whether your shares should be voted for all, some or none of the nominees for director, for or against the other proposals, or whether you wish to abstain from voting on a particular proposal. If you sign the card but do not indicate specific choices, your shares will be voted as follows:

       - "FOR" the election of all seven nominees for director;

       - "FOR" the adoption of the Chiquita 1998 Stock Option and Incentive Plan; and

       - "FOR" the three amendments to the Second Restated
         Certificate of Incorporation.

       If any other matter is presented at the Annual Meeting, your proxies will vote in accordance with their best judgment. At the time this Proxy Statement was printed, we knew of no matters which needed to be acted on at the Annual Meeting other than those discussed in this Proxy Statement.

       * In Person -- You may come to the Annual Meeting and cast your vote there. If your shares are held in the name of your broker, bank or other nominee and you wish to vote at the Annual Meeting, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on the Record Date.

Can A Proxy Be Revoked?
_______________________

     If you send in a proxy card, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of three ways:

       * Send in another proxy card with a later date;

       * Notify Chiquita's Secretary in writing before the Annual
         Meeting that you have revoked your proxy; or

       * Vote in person at the Annual Meeting.

How Are Shares In The Dividend Reinvestment Plan Voted?
_______________________________________________________

     If you participate in the Chiquita Dividend Reinvestment Plan (the "DRIP"), the proxy card you receive will serve as an instruction to vote the shares held under this plan in the manner indicated on the proxy card. If you do not sign and return your proxy card, your shares held in the DRIP will not be voted.

How Do Employees Vote Shares Held In Employee Benefit Plans?
____________________________________________________________

Chiquita Savings and Investment Plan
____________________________________

     If you participate in the Chiquita Savings and Investment Plan (the "SIP"), the SIP Trustee will send you a voting instruction card. This card will indicate the number of shares of Chiquita Common Stock credited to your account under the SIP as of the most recent practicable date.

     * If you sign and return the card, the SIP Trustee will vote the shares as you have directed.

     * If you do not sign and return the card, the SIP Trustee will vote your shares in the same proportion as the shares that are voted by the other participants in the SIP.

Chiquita Associate Stock Purchase Plan or
Friday Canning Corporation 401(k) Savings Plan
______________________________________________

     If you participate in either the Chiquita Associate Stock Purchase Plan or the Friday Canning Corporation 401(k) Savings Plan, you will receive a voting instruction card from the Trustee for the respective plan.

     * If you sign and return the card, the Trustee will vote the shares as you have directed.

     * If you do not sign and return the card, your shares will not be voted by the Trustee.

How Are Proxies Solicited And What Does It Cost?
________________________________________________

     Chiquita will pay all the costs of soliciting these proxies. Solicitation of proxies will be made by management of the Company, without additional compensation, through the mail, in person, or by telephone or facsimile. We will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy material to their principals and to obtain authority to execute proxies. We will then reimburse them for their expenses. We have also retained Kissel-Blake, Inc., a New York proxy solicitation firm, to assist us in the distribution and solicitation of proxies. We have agreed to pay them a fee of $5,000 plus out-of-pocket expenses.

Who Can Attend The Annual Meeting?
__________________________________

     Admission to the meeting will be limited to Chiquita shareholders or their authorized representative by proxy. If your shares are registered in your name, you do not need anything to gain admittance to the meeting. Your ownership will be verified in the Company's list of shareholders as of the Record Date. If your shares are held through a broker or a bank, please bring to the meeting proof of your ownership of such shares (for example, a bank or brokerage firm account statement or a letter from your bank or broker confirming your ownership as of the Record Date). You may also send proof of ownership to the Corporate Secretary, Chiquita Center, 250 East Fifth Street, Cincinnati, Ohio 45202 prior to the meeting and we will send you an admittance card.


             INFORMATION ABOUT CHIQUITA'S PRINCIPAL SHAREHOLDERS
             ___________________________________________________

Which Shareholders Own 5% Or More Of Chiquita's Voting Stock?
_____________________________________________________________

     The following table lists all persons we know to be "beneficial owners" of five percent or more of Chiquita's outstanding voting securities as of March 1, 1998. This information is based on Schedule 13D or Schedule 13G reports filed with the Securities and Exchange Commission (the "SEC") by each of the companies listed in the table below.


     Name and Address of          Class of   Amount and Nature of   Percent
       Beneficial Owner (1)        Shares    Beneficial Ownership   of Class
______________________________  ____________ ____________________   ________

American Financial Group, Inc.  Common Stock    23,996,295 (2)       37.4%
  and its subsidiaries ("AFG")
  One East Fourth Street
  Cincinnati, Ohio 45202

Boston Partners Asset           Common Stock     3,962,520 (3)        6.2%
  Management, L.P.
  Boston Partners, Inc. and
  Desmond John Heathwood
  ("Boston Partners")
  One Financial Center
  Boston, Massachusetts 02111

Loomis Sayles & Company, L.P.   Common Stock     3,666,263 (4)        5.7%
  ("Loomis")
  One Financial Center
  Boston, Massachusetts 02111

(1) "Beneficial ownership" is a technical term broadly defined by the SEC to mean more than ownership in the usual sense. For example, shares are "beneficially" owned if you (a) hold them directly or indirectly (through a broker or other relationship, through a position as a director or trustee, or by contract or understanding), or (b) have (or share) the power to vote the shares or to sell them, or (c) have the right to acquire the shares within 60 days.

(2) Carl H. Lindner, Carl H. Lindner III, S. Craig Lindner, Keith E. Lindner and trusts for their benefit (collectively, the "Lindner Family"), are the beneficial owners of approximately 44% of AFG's common stock, and share with AFG the power to vote and dispose of Chiquita's Common Stock owned by AFG. AFG and the Lindner Family may be deemed to be controlling persons of Chiquita.

(3) In a Schedule 13G filed February 9, 1998, Boston Partners, an Investment Adviser registered under the Investment Advisers Act of 1940, reported that as of December 31, 1997, they beneficially owned 3,962,520 shares of Chiquita's Common Stock and they shared the power to vote and dispose of all of such shares.

(4) In a Schedule 13G filed February 12, 1998, Loomis; an Investor Adviser registered under the Investment Advisers Act of 1940, reported that as of December 31, 1997, it was deemed to be the beneficial owner of 3,666,263 shares of Chiquita's Common Stock as a result of its beneficial ownership of convertible securities of the Company. Loomis reported that it had the sole power to vote 47,674 shares, shared the power to vote 56,976 shares, and shared the power to dispose of 3,666,263 shares.

     We have been informed that AFG intends to vote its shares "FOR" all of the Board's nominees for director and "FOR" each of Proposals 2 through 5.


            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS
            ______________________________________________________

How Much Of The Company's Stock Is Owned By Directors And Executive Officers?
_____________________________________________________________________________

     The following table shows the number of shares of the Company's Common Stock and $2.875 Non-Voting Cumulative Preferred Stock, Series A (the "Series A Shares"), beneficially owned as of March 1, 1998 by each current director and nominee, by each executive officer named in the Summary Compensation Table on page 18 and by all directors and executive officers as a group.
None of the individuals or the group of individuals named in the table owns any of the Company's 3.75 Convertible Preferred Stock, Series B (the "Series B Shares") or the Series C Preference Shares.

                               Amount and Nature of Beneficial Ownership
                            _______________________________________________
                                    Common Stock           Series A Shares
                            _____________________________  ________________
                                               Percent           Percent
Name of Beneficial Owner    Shares(1)(2)       of Class  Shares  of Class
________________________    _________________  ________  ______  __________
Robert F. Kistinger             233,419(3)          *
Carl H. Lindner              24,041,168(3)(4)     37.5%
Keith E. Lindner             24,010,054(3)(4)     37.4%
Robert W. Olson                  29,169(3)          *
Fred J. Runk                    136,800(3)          *
Jean Head Sisco                  38,175             *
William W. Verity                12,600             *
Oliver W. Waddell                13,900             *
Steven G. Warshaw               233,329(3)          *     100     *
All directors and executive
  officers as a group
  (14 persons)               24,982,623(3)(4)(5)  38.5%   100     *

* Less than 1% of outstanding shares

(1) Unless otherwise noted, the holder has full voting and dispositive power with respect to the shares listed.

(2) Includes shares of Common Stock which the person or group has the right to acquire within 60 days after March 1, 1998 through the exercise of stock options granted under Chiquita's stock option plans, in the following amounts: Robert F. Kistinger, 226,310 shares; Carl H. Lindner, 12,600 shares; Robert W. Olson, 27,450 shares; Fred J. Runk, 15,300 shares; Jean Head Sisco, 23,175 shares; William W. Verity, 12,600 shares; Oliver W. Waddell, 9,900 shares; Steven G. Warshaw, 226,800 shares; and all directors and executive officers as a group, 740,187 shares.

(3) Includes Common Stock Units acquired in the Company's Savings and Investment Plan ("SIP") through December 31, 1997 (the last date for which information is available). Each Common Stock Unit represents one share of Chiquita Common Stock plus a proportionate share of the uninvested cash in the Chiquita Stock Fund of the SIP.

(4) For Carl H. Lindner and Keith E. Lindner, includes 23,996,295 shares of Common Stock held by AFG and its subsidiaries. Carl H. Lindner and Keith E. Lindner beneficially own shares of AFG common stock as follows: 6,849,988 (11.4% of AFG's outstanding shares), and 6,312,209 (10.5% of AFG's outstanding shares), respectively. See "Information About Chiquita's Principal Shareholders."

(5) The 23,996,295 shares of Common Stock held by AFG and included in the holdings of both Carl H. Lindner and Keith E. Lindner (as described in footnote 4 above) are counted only once in the total number of shares of Common Stock owned by all directors and executive officers as a group.

    In addition to the AFG common stock owned by Carl H. Lindner and Keith E. Lindner (as described in footnote 4 of the preceding table), directors and executive officers of the Company owned as of the Record Date, or had the right to acquire within 60 days after March 1, 1998 through the exercise of stock options, shares of AFG common stock as follows: Robert W. Olson, 78,581 shares; Fred J. Runk, 243,029 shares; and Steven G. Warshaw, 612 shares (the ownership of each of such persons represents less than 1% of the outstanding common stock of AFG). All directors and executive officers as a group owned or had the right to acquire 13,484,419 shares of AFG common stock, which represents 22.4% of AFG's total outstanding shares. Additionally, Fred J. Runk owned 6,007 shares of Series J Preferred Stock of American Financial Corporation ("AFC"), a subsidiary of AFG, which represents less than 1% of the outstanding shares of AFC's Series J Preferred Stock.

Section 16(a) Beneficial Ownership Reporting Compliance
_______________________________________________________

     An initial statement of beneficial ownership of Company securities on Form 3 filed in 1997 by Benjamin Paz, President and Chief Operating Officer of Chiquita Banana Group - North America, inadvertently did not include 2,000 shares of the Company's Common Stock purchased before joining the Company.


                   DISCUSSION OF PROPOSALS TO BE VOTED ON
                   ______________________________________

PROPOSAL 1:   ELECT SEVEN DIRECTORS
___________________________________

    The Board of Directors has nominated seven individuals for election as directors at the Annual Meeting. Each nominee is currently serving as one of our directors. If you re-elect them, they will hold office until the next annual meeting or until their successors have been elected.

    We know of no reason why any nominee may be unable to serve as a director. However, if any nominee should become unable to serve as a director, your proxies may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his or her term, or if the Board increases the number of directors, the Board may fill the vacancy until
the next annual meeting.   No shareholder may vote for more than seven
nominees.

Who Are The Nominees For Director?
__________________________________

    The nominees for election as a director are as follows:

    Carl H. Lindner (Chairman of the Executive Committee) has been a director since 1976. He has been Chairman of the Board and Chief Executive Officer of the Company since 1984. He is also Chairman of the Board and Chief Executive Officer of AFG which, through its subsidiaries, is engaged primarily in specialty and multi-line property and casualty insurance businesses and in
the sale of tax-deferred annuities.   For nearly 40 years, Mr. Lindner has
been Chairman of the Board and Chief Executive Officer of AFC, which became an AFG subsidiary in 1995. Mr. Lindner also serves as Chairman of the Board of American Annuity Group, Inc. ("AAG"), which is over 80% owned by AFG.
Age 78.

    Keith E. Lindner (Member of the Executive Committee) has been a director since 1984. He has been Vice Chairman of the Board since 1997 and was
President and Chief Operating Officer of the Company from 1989 to 1997.   He
has served the Company in various executive capacities since 1984. He is also a Co-President and a Director of AFG and AFC. Age 38.

    Fred J. Runk has been a director since 1984. He has been Senior Vice President and Treasurer of AFG and AFC since 1995. For more than five years prior to that time, he served as Vice President and Treasurer of AFC. He was a Vice President of the Company from 1984 to March 1996 and was its Chief
Financial Officer from 1984 to 1994.   Age 55.

    Jean Head Sisco (Chairman of the Audit Committee and a member of the Compensation Committee) has been a director since 1976. She has been a Partner in Sisco Associates, management consultants, for more than five years. She is also a director of American Funds Tax Exempt Series I; K-Tron International; The Neiman Marcus Group, Inc.; Newmont Mining Corp - Newmont Gold Mining; and Textron Inc. Age 72.

    William W. Verity (Member of the Audit and Compensation Committees) has been a director since 1994. He has been Chairman and Chief Executive Officer of ENCOR Holdings, Inc. ("ENCOR") since 1991. ENCOR has two subsidiaries, ENCOR Technologies, Inc. and Compression, Inc., which develop and manufacture plastic molded components. ENCOR is a subsidiary of Leaver Corp., an investment holding company. Mr. Verity served as President of Leaver Corp. from 1987 through 1993 and is currently Chairman of that company. Age 39.

    Oliver W. Waddell (Member of the Audit and Compensation Committees) has been a director since 1994. He was Chairman, President and Chief Executive Officer of Star Banc Corporation, a multi-state bank holding company, when he retired in 1993. He is a director of Star Banc Corporation and Cinergy
Corp.   Age 67.

    Steven G. Warshaw (Member of the Executive Committee) has been a director since 1997. He has been President and Chief Operating Officer of the Company
since 1997.   He served as Chief Financial Officer from 1994 to March 1998 and as Executive Vice President and Chief Administrative Officer of the Company from 1990 to 1997. He has served the Company in various capacities since 1986. Age 44.

    Carl H. Lindner is Keith E. Lindner's father.

    In December 1993, Great American Communications Company, which subsequently changed its name to Citicasters Inc., completed a comprehensive financial restructuring. The restructuring included a prepackaged plan of reorganization which was filed in November of that year under Chapter 11 of the Bankruptcy Code. Carl H. Lindner and Fred J. Runk had been executive officers of that company within two years before its bankruptcy reorganization.

What Vote Is Required To Elect The Seven Directors?
___________________________________________________

    The seven nominees who receive the highest number of votes will be elected as directors. If you do not vote for a particular nominee, or if you indicate "withhold authority to vote" for a particular nominee on your proxy card, your vote will not count either "for" or "against" the nominee; however, your vote will be counted for purposes of determining a quorum. There is no provision for cumulative voting in the election of directors. A "broker non-vote" will also have no effect on the outcome since only a plurality of votes actually cast is required to elect a director.


PROPOSAL 2:   APPROVE THE CHIQUITA 1998 STOCK OPTION AND INCENTIVE PLAN
_______________________________________________________________________

    We are asking for your approval of the Chiquita 1998 Stock Option and Incentive Plan (the "1998 Plan"). The Board adopted the 1998 Plan on March 18, 1998, subject to your approval at the Annual Meeting.

    The 1998 Plan is intended to replace the 1986 Stock Option and Incentive Plan (the "1986 Plan"). The primary reason we are replacing the 1986 Plan with the 1998 Plan is that less than 700,000 shares remain available for awards under the 1986 Plan. If you approve the 1998 Plan, we will grant no further awards under the 1986 Plan. However, all stock options and other awards outstanding under the 1986 Plan will remain outstanding.

Why Do Shareholders Need To Approve The Plan?
_____________________________________________

    We are seeking shareholder approval of the 1998 Plan for two reasons:
(i) to comply with applicable New York Stock Exchange rules, and (ii) to preserve certain tax deductions for the Company under Section 162(m) of the Internal Revenue Code (the "Code") which imposes a limitation on the Company's ability to take a tax deduction for compensation in excess of $1,000,000 in any year to any one of the executive officers named in the Summary Compensation Table. This limitation does not apply to compensation attributed to the exercise of stock options if, among other conditions, the stock options were granted pursuant to a plan that has been approved by the shareholders.

What Are The Terms Of The 1998 Plan?
____________________________________

    A summary of the 1998 Plan is set forth below. Because it is a summary, it may not contain all the information that is important to you. The full text of the 1998 Plan is included as Appendix A.

                           Summary of 1998 Plan
                           ____________________

    Purpose. The purpose of the 1998 Plan is to promote the long-term growth and success of the Company by (i) enabling the Company to compete successfully in attracting and retaining employees and directors (and consultants and advisors) of outstanding ability, (ii) stimulating the efforts of such persons to achieve the Company's objectives, and (iii) encouraging the identification of their interests with those of the Company's shareholders.

    Shares Available. The maximum number of shares of Common Stock which may be issued under the 1998 Plan is 10,000,000, plus (i) the number of shares that remain available for future grants under the 1986 Plan upon its termination (approximately 650,000 at March 20, 1998), and (ii) the number of shares represented by awards granted under the 1986 Plan which subsequently expire, terminate or are forfeited. In addition, any shares unissued or undelivered pursuant to awards under the 1998 Plan which expire, terminate or are forfeited may be re-used for future grants under the 1998 Plan.

    Maximum Award Per Individual. The number of shares of Common Stock which may be subject to awards granted under the 1998 Plan to any individual may not exceed 1,500,000 in any three consecutive calendar years.

    Administration. The 1998 Plan is to be administered by a committee (the "Committee") of two or more directors. Committee members are not eligible to participate in the 1998 Plan except through the automatic grant of stock options described below under "Stock Options." Initially, the Committee will be the same as the Compensation Committee and will be composed of Jean Head Sisco, William W. Verity and Oliver W. Waddell. The Committee may delegate its authority to one or more officers of the Company; however, only the Committee may grant awards to executive officers of the Company and determine the terms and conditions of those awards.

    Eligibility. Employees (including officers), directors, and certain advisors and consultants of the Company and its subsidiaries are eligible to be selected to participate in the 1998 Plan. There is no limit to the number of participants in the 1998 Plan and participation is based on selection by the Committee or the President (usually based on managerial level and performance). At March 20, 1998, there were 788 participants in the 1986 Plan. No awards have been granted to any advisors or consultants under the 1986 Plan and there are no current plans to grant any awards to such individuals, although the Committee may grant such awards in the future.

    Types of Awards. The 1998 Plan provides for the grant of the following types of awards: (1) stock options, including Incentive Stock Options, Non-Qualified Stock Options, and Replacement Options; (2) Stock Appreciation Rights, in tandem with stock options or freestanding; (3) stock awards, including restricted and unrestricted awards of stock; and (4) Performance Awards. Awards may be granted singly, in combination or in tandem, as
determined by the Committee.   Except to the extent provided by law, awards
are generally non-transferable. However, the Committee may in its discretion permit a Participant to transfer a Non-Qualified Stock Option or SAR to a member of his or her immediate family for no consideration.

    Although we have no current plans to grant awards other than stock options and shares of restricted stock, the availability of other forms of awards will enable us to structure incentives for particular situations should the need arise.

    Stock Options. Options to purchase shares of the Company's Common Stock permit the holder to purchase a fixed number of shares at a fixed price. At the time a stock option is granted, the Committee determines the number of shares subject to the option, the term of the option (up to 10 years for Incentive Stock Options or 20 years for Non-Qualified Stock Options), the manner and time of the option's exercise, and the price per share of stock that a participant must pay to exercise the option. Any option granted in the form of an Incentive Stock Option may not be granted more than 10 years after the effectiveness of the 1998 Plan and must satisfy the applicable requirements of Section 422 of the Code. The Code prohibits the grant of Incentive Stock Options to anyone other than employees of the Company or its subsidiaries. The exercise price for a stock option may be paid by a participant in cash or in shares of Common Stock owned by the Participant for at least six months.

    The Committee may grant a Replacement Option to any employee who exercises an option granted under the 1998 Plan using then-owned Common Stock as payment for the purchase price. A Replacement Option grants the employee the right to purchase, at the fair market value as of the date of exercise of the original option, a number of shares of Common Stock not to exceed the number of shares used by the employee (i) to pay the exercise price and (ii) to satisfy applicable withholding taxes on the transaction. A Replacement Option may not be exercised for one year following the date of grant, and its term may not extend beyond the term of the original option. No Replacement Options have been granted under the 1986 Plan and there are no present plans to grant any under the 1998 Plan, although the Committee retains the right to grant such awards in the future.

    Each non-employee director will be granted a Non-Qualified Stock Option for 10,000 shares of Common Stock automatically on the date he or she is first elected or appointed to the Board. Additionally, each year at the same time that the Committee decides the total number of stock options to be granted to employees in connection with the Company's annual compensation review, each non-employee director of the Company who has served on the Board for at least six months automatically will be granted a Non-Qualified Stock Option for 10,000 shares of Common Stock.

    All options granted to non-employee directors have a 20-year term and vest over a 10-year period, with 9% of the shares exercisable on the date of grant and an additional 9% exercisable on each anniversary of the date of grant until the tenth anniversary when the remaining 10% will be exercisable. The exercise price for all options granted to non-employee directors is the fair market value of the Common Stock on the date of grant.

    We currently expect that most stock options granted to executive officers and other employees under the 1998 Plan will have the 10-year vesting schedule and 20-year term described in the preceding paragraph (as is the case with substantially all stock options now held by participants under the 1986 Plan), although the Company reserves the right to change this practice.

    Stock Appreciation Rights ("SARs"). An SAR is a right to receive a payment equal to the excess of (i) the fair market value of a share of Common Stock on the date of exercise over (ii) the reference price per share of Common Stock established in connection with the grant of the SAR. The 1998 Plan authorizes the Committee to grant SARs either with a stock option ("Tandem SARs") or independent of a stock option ("Non-tandem SARs"). The reference price per share covered by an SAR will be (i) in the case of a Tandem SAR, the per share exercise price of the related option, or (ii) in the case of a Non-tandem SAR, the per share fair market value on the date of grant.

    A Tandem SAR may be granted either at the time of the grant of the related stock option or at any time thereafter during the term of the stock option. A Tandem SAR may be exercised only at the times and to the extent the related stock option is exercisable. The exercise of a Tandem SAR will automatically result in the surrender of the same portion of the related option. A Non-tandem SAR will be exercisable as provided by the Committee.
A Tandem SAR expires upon the termination of the related stock option. A Non-tandem SAR may have a term no longer than 20 years from its date of grant.

    Stock Awards. Stock awards are grants of shares of Common Stock which may be restricted (i.e., subject to a holding period and/or other conditions) or unrestricted. The Committee will determine the amounts, terms and conditions of the awards, including the price to be paid, if any, for restricted awards and contingencies related to the attainment of specified performance goals or continued employment.

    Performance Awards. Performance Awards are the right to receive either Common Stock or cash of an equivalent value, or a fixed dollar amount payable in cash, shares, or both, at the end of a specified performance period. Performance Awards may be conditioned or based upon the performance of the individual, the Company, or an operating unit or division of the Company, or upon an increase in the value of the Common Stock (in each case, based upon objectively measurable criteria), or upon other factors or criteria set by the Committee. The vesting of Performance Awards may also be conditioned upon continued employment.

    Other Terms of Awards. Awards may be paid in cash, Common Stock, or a combination of both, as determined by the Committee. If an award is granted in the form of a Restricted Stock Award or Performance Award, the Committee may include as part of the award an entitlement to dividend or voting rights.

    Awards may vest early or be forfeited in certain circumstances. An award will be forfeited upon a termination of employment for cause or if, following a termination of employment for any other reason, the participant engages in any act which would have warranted a termination for cause. In the event of death, disability or retirement, awards will vest in full and will be exercisable for one year (or such longer period as the Committee may specify), or until the expiration of the original term of the award, whichever period is shorter. Except as set forth under "Change of Control, Merger or Sale" below, in the event of termination of employment for any other reason, unless the Committee determines otherwise, awards not vested at the date of termination will be forfeited and awards which are vested at the date of termination must be exercised within 90 days after the date of termination (or expiration of the award, if sooner) or they will also be forfeited.

    The Committee may establish other terms, conditions and/or limitations of an award, so long as they are not inconsistent with the 1998 Plan. In addition, the Committee may at any time offer to buy out an award or to substitute a new award, with different terms and conditions, for a previously granted award.

    Change of Control, Merger or Sale. In the event of a Change of Control (as defined below), all awards outstanding (other than those subject to unsatisfied performance criteria) on the date of the Change of Control will become fully vested. If a participant's employment with the Company or a subsidiary is terminated by the Company or such subsidiary for any reason, other than for cause, within one year after a Change of Control, all vested stock options and SARs held by such employee upon termination of employment will be exercisable for one year or until expiration of the original term of the award, whichever period is shorter.

    A Change of Control occurs when:

         (i) a person or group (other than AFG, specified members of the Lindner Family or a "passive" institutional investor) acquires beneficial ownership of 30% or more of the voting power of the Company's voting securities (unless AFG or members of the Lindner Family own a greater percentage than such person or group); or

         (ii) during any two-year period, the members of the Company's Board of Directors (together with those directors elected to the Board of Directors with the approval of at least two-thirds of the initial or similarly elected directors) no longer constitute a majority of the Board; or

         (iii) immediately after any merger, consolidation or reorganization of the Company, or sale of substantially all of its assets, in which outstanding awards remain outstanding or are assumed by the surviving or acquiring entity, and (a) the voting securities of the Company which were outstanding immediately before the transaction represent less than 50% of the voting securities of the surviving or acquiring entity, and (b) either (x) a person or group (other than a "passive" institutional investor) beneficially owns more than 20% of the surviving or acquiring entity's voting securities and more than the percentage owned by AFG and the Lindner Family, or (y) AFG and the Lindner Family beneficially own less than 2% of the surviving or acquiring entity's voting securities.

    In the event of a merger, consolidation, reorganization, liquidation, or sale of substantially all of the Company's assets that results in the conversion of the Company's Common Stock into stock of another company (including a transaction referred to in clause (iii) of the definition of Change of Control above) or into cash, if provision is not made for the surviving entity to assume outstanding stock awards, such awards (other than awards containing unsatisfied performance criteria) will become 100% vested, but will terminate to the extent not exercised prior to the completion of the transaction. Holders of stock options and SARs will be provided the opportunity to exercise such awards subject to the transaction actually occurring and will be allowed to defer payment of the exercise price until after the closing of the transaction.

    The Company plans to conform the 1986 Plan to the 1998 Plan by adding the Change of Control provisions summarized above. These changes will be applicable to outstanding awards under the 1986 Plan.

    Federal Tax Treatment. Under current U.S. federal tax law, the following are the U.S. federal income tax consequences generally arising with respect to awards under the 1998 Plan. Different tax consequences may result in the case of awards to employees of non-U.S. subsidiaries of the Company or non-U.S. employees of the Company or any subsidiary.

    Non-Qualified Stock Option. A participant who is granted a Non-Qualified Stock Option does not have taxable income at the time of grant, but does have taxable income at the time of exercise equal to the difference between the exercise price of the shares and the market value of the shares on the date of exercise. The Company is entitled to a corresponding tax deduction in the amount and at the time that the employee is taxed.

    Incentive Stock Option. A participant who is granted an Incentive Stock Option does not realize any taxable income at the time of the grant or exercise of the option. Similarly, the Company is not entitled to any tax deduction at the time of the grant or exercise of the option. If the participant makes no disposition of the shares acquired in connection with the exercise of an Incentive Stock Option before the later of (i) two years after the date of grant, or (ii) one year after the date of exercise of the option, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under such circumstances, the Company will not be entitled to any deduction for federal income tax purposes. On the other hand, if the participant disposes of the shares before the lapse of either required holding period, then the participant will have taxable income at the time of exercise equal to the difference between the exercise price of the shares and the market value of the shares on the date of exercise, and the Company will be entitled to a corresponding tax deduction in the amount and at the time that the employee is taxed.

     Stock Appreciation Right (SAR). The grant of an SAR will produce no U.S. federal tax consequences for the participant or the Company. The exercise of an SAR results in taxable income to the participant, equal to the difference between the reference price of the shares and the market price of the shares on the date of exercise, and the Company is entitled to a corresponding tax deduction in the amount and at the time that the employee is taxed.

    Performance Award. A participant who has been granted a Performance Award will not realize taxable income at the time of the grant, and the Company will not be entitled to a tax deduction at such time, unless the participant makes an election to be taxed on the market value of the award at the time of grant. A participant will realize ordinary income at the time the award is paid equal to the amount of cash paid or the value of shares delivered, and the Company will be entitled to a corresponding tax deduction in the amount and at the time that the employee is taxed.

    Restricted Stock. A participant who has been granted an award of restricted shares of Common Stock will not realize taxable income at the time of the grant, and the Company will not be entitled to a tax deduction at the time of the grant, unless the participant makes an election to be taxed at the time of the award. When the restrictions lapse, the participant will receive taxable income in an amount equal to the excess of the market value of the shares at such time over the amount, if any, paid for such shares and the Company will be entitled to a corresponding tax deduction.

    Unrestricted Stock. The grant of an award of unrestricted Common Stock will produce immediate tax consequences for both the participant and the Company. The participant will be treated as having received taxable compensation in an amount equal to the then fair market value of the Common Stock awarded and the Company will receive a corresponding tax deduction.

    Reimbursement of Taxes. At its discretion, the Committee may authorize the Company to reimburse a participant for federal, state, local and foreign tax obligations incurred as a result of the grant or exercise of an award.

    Termination and Amendment. The Board of Directors may amend the 1998 Plan at any time but may not adopt any amendment which would impair the rights of a participant with respect to awards granted prior to the amendment without his or her consent. In addition, no amendment may be made which would increase the maximum number of shares available for awards under the 1998 Plan, or which may be awarded to any individual, without shareholder approval.

    The 1998 Plan will continue in effect indefinitely until terminated by the Board of Directors. Termination of the 1998 Plan will not impair the status of any awards outstanding at the date of termination.

    Pro-Forma 1998 Plan Benefits. As of the date of this Proxy Statement, we have made no awards under the 1998 Plan. Awards granted in the future will be based generally on employee performance and other factors. As a result, it is not possible to determine the benefits or amounts that will be received by any particular person or group of persons in the future, other than the automatic grants to non-employee directors as described above under "Types of Awards -- Stock Options." If the 1998 Plan had been in effect during
1997, the same awards would have been granted that were granted under the 1986 Plan.

    There is a description of the awards granted under the 1986 Plan to the executive officers named in the Summary Compensation Table under the caption "Compensation of Executive Officers -- Summary Compensation Table" and "Option Grants for 1997." The following table provides additional information about stock options and other awards granted under the 1986 Plan to certain groups for performance in 1997. The closing price of the Company's Common Stock as reported on the New York Stock Exchange on
March 20, 1998 was $14.00 per share.

                                    Dollar Value of   Number of Shares Covered
       Name and Position             Awards ($)(1)          By Awards (#)
_________________________________   _______________   ________________________

All Executive Officers as a Group     $4,670,000            1,017,995
  (10 persons)

All Non-Employee Directors as a          135,000               40,000
  Group (4 persons)

All Employees as a Group,              8,115,000            1,829,235
  excluding Executive Officers
  (approximately 775 persons)

(1) The awards summarized in the table above include stock options with a 10-year vesting period and 20-year expiration term, restricted stock which vests 100% two years after the date of grant and, in the case of certain employees other than executive officers, stock options with a three-year vesting period and 10-year expiration term. The grant date present value of stock option awards was calculated using the Black-Scholes option pricing model. The assumptions used in the model included (a) an expected Chiquita stock price volatility of approximately 37%; (b) a weighted average risk-free interest rate of 5.9%; (c) a dividend yield of 1.5%; and (d) a weighted average expected option life of 8 years. In addition, the Black-Scholes model output was modified by a discount to reflect the risk of forfeiture (8% per year probability) due to restrictions on exercise of the options in accordance with the vesting provisions. The actual value of the option, if any, will depend on the market price of the Company's Common Stock on the date of exercise. The value of the restricted stock is based on the market price of Chiquita Common
    Stock on the date of grant, discounted to reflect the risk of forfeiture (8% per year probability) in accordance with the vesting provisions.

What Vote Is Required To Approve The 1998 Plan?
_______________________________________________

    The affirmative vote of a majority of the votes cast by the holders of shares of Common Stock and Series C Preference Stock, voting as a single class, is required to approve the 1998 Plan.

    The Board of Directors recommends a vote "FOR" this proposal.


PROPOSAL 3: INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK
____________________________________________________________________

    The Board of Directors has approved, subject to shareholder adoption, an amendment to the Company's Second Restated Certificate of Incorporation (the "Certificate of Incorporation") which would increase the number of shares of Common Stock which the Company is authorized to issue from 150,000,000 to 200,000,000 shares.

    The Board of Directors believes that additional shares of Common Stock should be available for issuance by the Board of Directors from time to time for proper corporate purposes. Of the shares of Common Stock currently authorized, on March 20, 1998, 64,364,017 shares were outstanding and 45,082,161 shares were reserved for issuance upon conversion of outstanding convertible debentures and preferred and preference stock, upon the exercise of outstanding options, or in connection with the Company's employee benefit and dividend reinvestment plans. If the 1998 Stock Option and Incentive Plan is approved as discussed above, an additional 10,000,000 shares of Common Stock will be reserved for issuance. This would leave only approximately 30,000,000 authorized shares available as unissued and unreserved. This amendment adds 50,000,000 authorized shares of Common Stock and increases the number of authorized shares of Common Stock to 200,000,000 shares.

    The newly authorized shares of Common Stock will be issuable from time to time by action of the Board of Directors for any proper corporate purpose, without shareholder approval unless required by applicable law or the rules of the New York Stock Exchange. Currently the most restrictive of these rules would require shareholder approval if shares equal to or in excess of 20% of then outstanding shares were to be issued in one transaction or series of related transactions, other than a public offering for cash. Shares of Common Stock could be issued for purposes including financings, payment of stock dividends, subdivision of outstanding shares through stock splits, employee stock options and bonuses, and corporate acquisitions. The additional shares also could be issued in a private placement transaction to a third party favored by the Board of Directors in the event of a takeover attempt directed at the Company, which could give the favored party an advantage over a competing party in a contest to acquire control of the Company.

    The Company has no present plans to issue the newly authorized shares other than for corporate transactions in the ordinary course of business and pursuant to the Company's employee benefit plans.

What Vote Is Required To Approve This Amendment?
________________________________________________

    The affirmative vote of two-thirds of the votes cast by the holders of shares of Common Stock and Series C Preference Stock, voting as a single class, is required to adopt this amendment to the Certificate of Incorporation.

    The Board of Directors recommends a vote "FOR" this proposal.


PROPOSAL 4: CHANGE THE TITLE AND PAR VALUE OF CAPITAL STOCK TO "COMMON
            STOCK, $.01 PAR VALUE"
______________________________________________________________________

    The Board of Directors has approved, subject to shareholder adoption, an amendment to the Company's Certificate of Incorporation to change the title and par value of the Company's Common Stock from "Capital Stock, $.33 par value per share" to "Common Stock, $.01 par value per share." The current terminology originated in the 1899 certificate of incorporation of the United Fruit Company, the Company's predecessor. The Board of Directors believes the title should be changed to make the name consistent with modern terminology and to avoid the confusion which has sometimes resulted from the title "Capital Stock."

    In 1988, the Company had a three-for-one stock split which resulted in the par value of the Company's Common Stock changing from $1.00 per share to $.33 per share. Although under modern law par value is virtually meaningless, this odd number has at times caused some confusion to those reviewing our balance sheet. The changes suggested will eliminate this confusion and will have no effect on the legal rights associated with the Common Stock or the Company's ability to pay dividends or make other distributions to holders of Common Stock.

What Vote Is Required To Approve This Amendment?
________________________________________________

    The affirmative vote of two-thirds of the votes cast by the holders of shares of Common Stock and Series C Preference Stock, voting as a single class, is required to adopt this amendment to the Certificate of Incorporation.

    The Board of Directors recommends a vote "FOR" this proposal.


PROPOSAL 5: DECREASE THE SHAREHOLDER VOTE REQUIRED TO ADOPT FUTURE
            AMENDMENTS TO THE CERTIFICATE OF INCORPORATION FROM TWO-THIRDS TO A MAJORITY OF THE VOTES CAST
__________________________________________________________________________

    The Board of Directors has approved, subject to shareholder adoption, an amendment to the Company's Certificate of Incorporation to decrease the required shareholder vote to adopt future amendments to the Certificate of Incorporation. Currently, a vote of two-thirds of the votes cast at a shareholders' meeting at which a quorum is present is required to adopt any amendment. If the proposed amendment is adopted, the required vote would be decreased to a majority of the votes cast.

    The law in New Jersey, where the Company is incorporated, was amended in 1968 to change the minimum shareholder vote required to amend a certificate of incorporation to a majority, rather than two-thirds, for all corporations
formed after 1968.   Adoption of this amendment will bring the Company's
Certificate of Incorporation into conformity with what is permitted by current New Jersey law.

What Vote Is Required To Approve This Amendment?
________________________________________________

     The affirmative vote of two-thirds of the votes cast by the holders of shares of Common Stock and Series C Preference Stock, voting as a single class, is required to adopt this amendment to the Certificate of Incorporation.

    The Board of Directors recommends a vote "FOR" this proposal.


                 INFORMATION ABOUT THE BOARD OF DIRECTORS
                 ________________________________________

Meetings of the Board
_____________________

    During 1997, Chiquita's Board of Directors held six meetings. Each director attended at least 75% of the total number of meetings of the Board and of the committees on which he or she served.

Committees of the Board
_______________________

    Chiquita's Board of Directors has three standing committees: an Executive Committee, an Audit Committee and a Compensation Committee. The Board does not have a Nominating Committee.

    Executive Committee. Under New Jersey law and the Company's By-laws, the Executive Committee is permitted to perform all of the functions of the Board of Directors except it cannot: change the By-laws; change directors; remove officers; submit matters to shareholders which require shareholder action; or change resolutions adopted by the Board which by their terms may be changed only by the Board. During 1997, the Executive Committee held no meetings but took action by unanimous written consent six times.

    Audit Committee. The functions of the Audit Committee include: reviewing Chiquita's financial and accounting policies and its annual and quarterly financial statements; meeting with the Company's internal audit staff and independent auditors to review the scope of the annual audit; reviewing the progress and results of the audit and considering any recommendations made as a result of the audit and management's response to such recommendations; and recommending to the Board of Directors the selection of Chiquita's independent auditors. During 1997, the Audit Committee held five meetings with members of the Company's management and internal audit staff and met with the Company's independent auditors at four of those meetings.

    Compensation Committee. The functions of the Compensation Committee include: evaluating the performance and reviewing and approving all compensation of the Company's executive officers and certain other designated senior executives; establishing general compensation policies and standards for evaluation of all other senior management; evaluating and monitoring long-range planning for executive development and succession; and administering the Company's 1986 Stock Option and Incentive Plan. If approved by the shareholders, the Compensation Committee will also administer the Chiquita 1998 Stock Option and Incentive Plan. During 1997, the Compensation Committee held five meetings and took action by unanimous written consent one time.

Board Compensation
__________________

    Board and Committee Fees. Each director who is not an employee of the Company receives an annual fee of $40,000 plus $1,500 for each Board meeting attended. Carl H. Lindner does not receive such Board fees, but does receive $15,000 per year as Chairman of the Executive Committee. Jean Head Sisco receives $15,000 per year as Chairman of the Audit Committee and $7,500 per year as a member of the Compensation Committee; and William W. Verity and Oliver W. Waddell each receive $15,000 per year as members of both the Audit and Compensation Committees.

    Deferred Compensation Plan. Directors may defer from 10% to 100% of their Board compensation for a term of 5 years, 10 years or until death, disability or retirement, pursuant to the Deferred Compensation Plan for Directors. Amounts deferred under this plan earn interest at rates established each year depending upon the length of deferral. The annual rate of interest earned on deferrals in 1997 was 11% if deferred for 5 years and 13% if deferred for 10 years or until death, disability or retirement.

    Stock Option Awards. Pursuant to the Company's 1986 Stock Option and Incentive Plan, each non-employee director receives a non-qualified stock option grant for 10,000 shares of the Company's Common Stock on the date first elected a director and receives an additional stock option grant for 10,000 shares each year thereafter. All options awarded to non-employee directors have an exercise price per share equal to the market price of the Common Stock on the date of grant. The options have a 20-year term and vest over a 10-year period, with 9% of the shares exercisable on the date of grant and an additional 9% exercisable on each anniversary of the grant date, except on the tenth anniversary when the remaining 10% become exercisable. The 1998 Plan, which will replace the 1986 Plan if approved by shareholders, has the same provisions as the 1986 Plan with respect to stock option awards to non-employee directors.


                     COMPENSATION OF EXECUTIVE OFFICERS
                     __________________________________

Summary Information
___________________

    The following table summarizes the annual and long-term compensation for 1997, 1996 and 1995 of the Chairman of the Board and Chief Executive Officer and the four other most highly paid executive officers of the Company in 1997 (collectively, the "Named Executive Officers"). A report on executive compensation by the Compensation Committee of the Board of Directors appears on page 20 of this Proxy Statement.


                              SUMMARY COMPENSATION TABLE
                              __________________________

                              Annual Compensation          Long-Term Compensation
                         ______________________________  ___________________________
                                                                         Securities
                                                          Restricted     Underlying    All Other
    Name and                                   Bonus     Stock Awards  Stock Options  Compensation
Principal Position       Year  Salary($)(1)  ($) (1)(2)   ($) (2)(3)      (#) (2)        ($) (4)
______________________   ____  ____________  __________  ____________  _____________  ____________

Carl H. Lindner          1997  215,000 (5)     -0-           -0-            -0-            -0-
 Chairman of the Board   1996  215,000 (5)     -0-           -0-            -0-           4,527
 and Chief Executive     1995  268,846 (5)     -0-           -0-            -0-           1,902
 Officer

Keith E. Lindner         1997  380,769         -0-           -0-            -0-          21,881
 Vice Chairman of the    1996  900,000         -0-           -0-            -0-          20,698
 Board                   1995  935,000         -0-           -0-            -0-          21,346

Steven G. Warshaw        1997  600,000       550,000         -0-          280,000        42,383
 President and Chief     1996  350,000       530,000         -0-           80,000        27,809
 Operating Officer       1995  350,000       450,000         -0-           75,000        15,685

Robert F. Kistinger      1997  414,808       350,000        50,000         130,000       77,884
 President and Chief     1996  300,000       400,000         -0-           195,000       38,417
 Operating Officer,      1995  300,000       425,000         -0-            30,000       46,908
 Chiquita Banana Group

Robert W. Olson (6)      1997  250,000       200,000       100,000          30,000       32,406
 Senior Vice President,  1996  250,000       172,500         -0-            25,000       21,260
 General Counsel and     1995   86,538        55,000         -0-            75,000          700
 Secretary

(1) Includes amounts deferred under the Company's Deferred Compensation Plan.

(2) Bonus awards, restricted stock awards and stock option grants were based on 1997 performance even though most of these awards were made in early 1998.

(3) These awards consist of 3,875 and 7,749 shares of Common Stock granted to Robert F. Kistinger and Robert W. Olson, respectively. The awards are contingent upon continued employment through February 2000. Until then, the executive officer has no right to receive dividends on the shares.

(4) Amounts disclosed for 1997 are comprised of the following:

    (a) Company contributions to the Chiquita Savings and Investment Plan ("SIP"): Keith E. Lindner, $16,625; Steven G. Warshaw, $12,825; Robert F. Kistinger, $12,825; and Robert W. Olson, $12,825.

    (b) Company matching contributions on excess deferrals from the SIP to the Deferred Compensation Plan as a result of IRS limitations on the amount which can be deferred under a 401(k) savings plan: Steven G. Warshaw, $15,677; Robert F. Kistinger, $20,774; and Robert W. Olson, $2,362.

    (c) Above market interest (assuming the highest rate payable under the Company's Deferred Compensation Plan, which has a graduated interest schedule based upon the length of deferral) calculated (but not paid or currently payable) on deferred compensation: Keith E. Lindner, $5,136; Steven G. Warshaw, $9,561; Robert F. Kistinger, $40,571; and Robert W. Olson, $13,924.

    (d) Term life insurance premiums paid by the Company:
        Keith E. Lindner, $120; Steven G. Warshaw, $4,320; Robert F. Kistinger, $3,714; and Robert W. Olson, $3,295.

(5) Includes $15,000 received as Chairman of the Executive Committee.

(6) Robert W. Olson joined the Company on August 28, 1995.

                             Stock Option Grants
                             ___________________

     The following table contains information concerning grants of stock options based on 1997 performance to the Named Executive Officers under the Company's 1986 Stock Option and Incentive Plan.


                                OPTION GRANTS FOR 1997

                                             Individual Grants
                      _________________________________________________________
                         Number of       % of Total
                        Securities        Options                                Grant Date
                        Underlying       Granted to    Exercise or                Present
                      Options Granted   Employees for  Base Price    Expiration    Value
       Name               (#) (1)           1997       ($/Sh) (2)     Date (3)      ($)
___________________   _______________   _____________  ___________   __________  __________

Carl H. Lindner            -0-                -             -             -          -
Keith E. Lindner           -0-                -             -             -          -
Steven G. Warshaw        200,000             7.8%        15.6250       03/25/17  860,000 (4)
                          80,000             3.1%        12.9063       02/05/18  265,000 (5)
Robert F. Kistinger      100,000             3.9%        15.6250       03/25/17  430,000 (4)
                          30,000             1.2%        12.9063       02/05/18  100,000 (5)
Robert W. Olson           30,000             1.2%        12.9063       02/05/18  100,000 (5)

(1) All options vest over a 10-year period with 9% immediately exercisable on the date of grant and an additional 9% exercisable on each anniversary of the grant date thereafter until the tenth anniversary when the remaining 10% will be exercisable. In the event of death, disability or retirement, options are fully exercisable by the optionee or the optionee's legal representative for one year following such event or until the normal expiration date of the option, whichever occurs first.

(2) Represents the market price of a share of Chiquita Common Stock on the date of grant (calculated as the average of the highest and lowest selling prices on the New York Stock Exchange).

(3) Subject to earlier termination in case of termination of employment.

(4) The grant date present value was calculated using the Black-Scholes option pricing model. The assumptions used in the model included (a) an expected Chiquita stock price volatility of 37%; (b) a risk-free interest rate of 6.8%; (c) a dividend yield of 1.5%; and (d) an expected option life of 8 years. In addition, the Black-Scholes model output was modified by a discount to reflect the risk of forfeiture (8% per year probability) due to restrictions on exercise of the option in accordance with the 10-year vesting provisions. Whether the assumptions used will prove accurate cannot be known at the date of grant. The actual value, if any, will depend on the market price of the Company's Common Stock on the date of exercise.

(5) The grant date present value was calculated using the same assumptions in footnote 4 above, except that (a) the expected Chiquita stock price volatility was 36%; and (b) the risk-free interest rate was 5.6%.


                 Option Exercises, Holdings and Year-End Values
                 ______________________________________________

    The following table sets forth 1997 stock option exercises and 1997 year-end values of stock options held by the Named Executive Officers.


     AGGREGATE OPTION EXERCISES IN 1997 AND 1997 YEAR-END OPTION VALUES (1)

                                                  Number of Securities
                                                 Underlying Unexercised         Value of Unexercised
                                                 Options at December 31,       In-The-Money Options at
                                        Value           1997 (#) (1)         December 31, 1997 ($) (1)(2)
                      Shares Acquired  Realized  __________________________  ____________________________
        Name          on Exercise (#)    ($)     Exercisable  Unexercisable  Exercisable    Unexercisable
____________________  _______________  ________  ___________  _____________  ___________    _____________

Carl H. Lindner             -0-          -0-      12,600         7,400           -0-           -0-
Keith E. Lindner            -0-          -0-       -0-           -0-             -0-           -0-
Steven G. Warshaw           -0-          -0-     195,450       459,550       391,815         811,690
Robert F. Kistinger         -0-          -0-     282,210       245,790       684,922         472,925
Robert W. Olson             -0-          -0-      22,500        77,500        11,531          69,718

(1) Does not include options granted in February 1998 which were based on performance in 1997.

(2) Value is calculated as the difference between the market price of the Common Stock on December 31, 1997 ($16.00 per share) and the exercise prices of the unexercised options.


        REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
        __________________________________________________________

    The Compensation Committee of the Board of Directors (the "Committee") is composed of Jean Head Sisco, William W. Verity and Oliver W. Waddell, who are independent outside directors. The Committee is charged with responsibility for reviewing the performance and establishing the individual compensation of the executive officers named in the Summary Compensation Table ("Executive Officers"), as well as approving the compensation of other key executives. The Committee also establishes general compensation policies and standards for reviewing management performance. In carrying out this function, the Committee ensures that the Company's compensation philosophy is appropriate to its business and is implemented effectively through its various policies and programs.

Compensation Philosophy
_______________________

    The Company's compensation philosophy is to motivate and reward the achievement of long-term growth in shareholder value. To achieve this objective, the Company has adopted a program called the Total Compensation System which is designed to: (i) base cash and non-cash rewards on both individual and Company performance; (ii) encourage stock ownership in order to align the interests of management with those of shareholders; and (iii) emphasize the importance of management's commitment to the long-term success of the Company.

    The program has three basic elements of compensation -- base salary, bonus awards and stock options -- which are designed to attract, motivate and retain dedicated, talented people who are capable of achieving the Company's long-term objectives. These three elements of total compensation are reviewed annually in connection with the appraisal of each manager's performance against pre-established goals and objectives as well as the Company's performance during the year. The program is used to establish the total compensation of managers at many levels of the Company, including each of the Executive Officers, except for the Chief Executive Officer ("CEO") and the Vice Chairman of the Board, whose compensation is discussed below.

Compensation of Executive Officers Other Than the CEO and the Vice Chairman
___________________________________________________________________________

    The primary factors considered by the Committee in establishing the total annual cash compensation (salary plus bonus award) of each Executive Officer except for the CEO and the Vice Chairman are: (i) the responsibilities of the position; (ii) the executive's potential impact on the annual financial and longer-term strategic results of the Company; (iii) the long-term contributions of the executive; and (iv) the performance against pre-established annual objectives which emphasize business unit and/or total Company financial results.

    Base Salary. Base salaries are established according to each executive's position, responsibilities and long-term contribution. Base salaries are not necessarily adjusted annually but are adjusted only when the Committee, after soliciting the opinions of senior management, judges that an Executive Officer's responsibilities and/or long-term contribution have changed sufficiently to warrant a change in base salary.

    Bonus Awards. The Executive Officers' bonus awards are determined in accordance with the Company's Total Compensation Review Plan (the "TCR"), an annual cash bonus incentive plan which covers most management positions. Under the TCR, each management position has an annual target bonus which is expressed as a percentage of base salary and is principally determined according to the position's potential impact on Company results. Base salary and target bonus are coordinated so that the combined amount provides a total annual cash compensation level which, in the Committee's judgment, is appropriate for the position and the individual Executive Officer.

    Bonus awards are determined by measuring the Executive Officer's performance against annual objectives in the following three categories: (i) Team Profit Achievement Objectives, which include return on investment or similar objectives for the relevant business unit(s); (ii) Individual Profit Achievement Objectives, which include cost, revenue, volume, and quality-related objectives appropriate to the individual; and (iii) Management Achievement, Strategy and Organization Development Objectives, which include development and implementation of business strategies and organizational effectiveness programs.

    Accomplishment of each objective is rated quantitatively and a weighted average overall performance rating is calculated. The overall performance rating indicates a range of percentages of target bonus for use in determining the actual bonus. For 1997, the actual bonus was approved by the Committee after consultation with and review of the recommendations of the President and Chief Operating Officer. Actual bonus awards may range from 0% of the target bonus (for overall performance which does not meet annual objectives) to 200% of target (for overall performance which far exceeds objectives). The TCR provides for payout of approximately 100% of target bonus if the overall annual performance objectives are met.

    Stock Options. Stock options are used to reward past performance and motivate future performance, especially long-term performance. Most stock options vest over a 10-year period with 9% exercisable immediately upon the grant date and an additional 9% exercisable on each anniversary of the grant until the tenth anniversary, when the final 10% becomes exercisable. The Company's standard options have a 20-year exercise period and are priced at the fair market value of the underlying Common Stock on the date of the grant. The unusually long vesting and exercise periods and market pricing are specifically intended to motivate management decisions which will be in the shareholders' best long-term interests and will assist in the retention of executive talent.

    Targets for stock option awards are based on the capital value of the grant (the number of stock options granted multiplied by the market price of the option) and are established as a percentage of the targeted total annual cash compensation (annual salary plus target bonus). Relating stock option award targets to the capital investment required to purchase an equivalent number of shares of stock is consistent with the Company's philosophy that management should be rewarded when it is successful in increasing the value of the Company's securities. Stock option award targets increase as the responsibility, base salary and target bonus of a position increase. The Company believes that market comparisons are not meaningful for the Company's stock option award targets because of the unusually long vesting and exercise periods of the Company's options.

    Actual stock option awards may be larger or smaller than award targets depending on a number of factors which are considered by the Committee, including: the Executive Officer's performance against annual objectives (described above under Bonus Awards); changes in responsibility; future potential; considerations relating to management succession; and the number of stock options awarded to the Executive Officer in prior years.

    Restricted Stock. From time to time in previous years, the Company has augmented stock option grants with awards of restricted stock to executives. For 1997, the Company made awards of restricted stock that vest 100% on the second anniversary of the grant date (February 2000). These restricted stock grants are designed to enhance incentives directly linked to shareholder value and management retention over the next two years.

Compensation of Chairman and Chief Executive Officer for 1997
_____________________________________________________________

    At the request of Carl H. Lindner, the Compensation Committee did not increase his base salary during 1997 and did not award him a bonus or a stock option. In establishing Mr. Lindner's compensation for 1997, as in years past, the Committee considered the fact that Mr. Lindner had significant responsibilities as an executive officer of American Financial Group, Inc. and its subsidiaries and affiliates. Although Mr. Lindner devoted time to matters more directly related to other enterprises, the Committee believes his total compensation from the Company for 1997 was appropriate and reasonable. This judgment is based on the Committee's conclusion that Mr. Lindner has fully and effectively discharged the responsibilities of his position with the Company to the Company's substantial benefit. Moreover, the Committee believes that Mr. Lindner's strong leadership, guidance and direction to the Company since he became Chairman and Chief Executive Officer in 1984 have contributed to long-term growth in shareholder value, as demonstrated by the graph on page 25 showing the cumulative total shareholder return over the 13-year period from 1984 to 1997. As indicated elsewhere in this Proxy Statement, Mr. Lindner has a substantial shareholder interest in the Company through his ownership position in American Financial Group, Inc.

Compensation of Vice Chairman for 1997
______________________________________

    In March 1997, Keith E. Lindner, President and Chief Operating Officer of the Company since 1989, assumed the new position of Vice Chairman of the Board. In that role, he has devoted his time principally to strategic issues and initiatives, as well as the ongoing operations of the Company. The Committee acceded to Mr. Lindner's request that, in light of his change in position, his annual base salary be reduced to $200,000 and that he not be awarded a bonus or stock options for 1997. As indicated elsewhere in this Proxy Statement, Mr. Lindner has a substantial shareholder interest in the Company through his ownership position in American Financial Group, Inc.

Compensation of Other Executive Officers for 1997
_________________________________________________

    The base salaries of Messrs. Warshaw and Kistinger were increased to $600,000 and $450,000, respectively, in accordance with their respective 1997 promotions to President and Chief Operating Officer of Chiquita Brands International, Inc. and President and Chief Operating Officer of Chiquita Banana Group. Their target bonuses also increased as a result of their promotions. Target bonuses for Messrs. Warshaw, Kistinger and Olson ranged from 50% to 100% of base salary. The weighted average overall performance of each of these executives for 1997 met or exceeded their total objectives. While the objectives and achievements were specific to each individual, they included: accomplishment of strategic acquisitions outside the banana business; adding management strength within the banana business; further progress in implementing the Company's environmental improvement policy; and strengthening of the Company's balance sheet through reduction in debt.
The performance ratings for these individuals produced 1997 bonuses ranging from 86% to 160% of target.

    The stock options and restricted stock granted to Executive Officers for 1997 performance were based on a number of factors specific to each individual, including: the stock option target award level; the individual's specific contributions during 1997 as well as long-term contributions to the Company; any increase or significant change in responsibilities (including, in the case of Messrs. Warshaw and Kistinger, their respective promotions in 1997); and the total number of shares covered by previous grants.

    The Committee did not review or consider compensation surveys when determining the 1997 bonus, stock option and restricted stock awards to Executive Officers.

Tax Deductibility of Executive Compensation
___________________________________________

    Section 162(m) of the Internal Revenue Code prohibits the Company from taking an income tax deduction for any compensation paid to any of the Executive Officers in excess of $1 million per year unless the compensation qualifies as performance-based pay.

    Compensation received from the exercise of stock options awarded under the Company's 1986 Stock Option and Incentive Plan qualifies as performance-based compensation and is fully deductible by the Company. While the Company's TCR Bonus Plan does not meet all of the requirements for deductibility, the non-deductible amount of compensation paid to the Executive Officers in 1997 was not substantial and did not result in incremental cost to the Company because of tax loss carryovers otherwise available to it.

    The Committee believes that it would not be in the best interests of the Company or its shareholders to change its TCR Bonus Plan to meet the 162(m) requirements for deductibility at this time because it believes the TCR Bonus Plan is an effective means of delivering performance-based pay and it is the same plan used to determine the compensation of most managers within the Company. Thus, the Committee will continue to use the current system of managing the compensation of Executive Officers in 1998, but will continue to study the future consequences of compliance with Section 162(m).

                                  Compensation Committee:
                                    Jean Head Sisco
                                    William W. Verity
                                    Oliver W. Waddell


                       COMMON STOCK PERFORMANCE GRAPHS

    The following performance graphs compare Chiquita's cumulative shareholder returns over a 5-year and 13-year period, assuming $100 invested at December 31, 1992 and December 31, 1984, respectively, in Chiquita Common Stock, in the Standard & Poor's 500 Stock Index, and in an industry group index of 18 other fruit and vegetable companies. The 13-year graph compares Chiquita's performance over the entire period since 1984, when the current management assumed responsibility for managing the Company. The calculation of total shareholder return is based on the increase in the price of the stock over the relevant period and assumes the reinvestment of all dividends. In addition, total return was weighted according to the market capitalization of each company at the beginning of each period.

    The industry group is composed of: Dole Food Co., Inc.; Geest PLC; Fyffes PLC; The Albert Fisher Group PLC; Perkins Foods; Stokely USA, Inc.; Seneca Foods Corporation; United Foods, Inc.; Dean Foods Co.; Orange-Co., Inc.;
Del Monte Royal Foods Ltd.; Sylvan Foods Holdings, Inc.; Northland Cranberries, Inc.; Odwalla, Inc.; Fresh America Corporation; and Unimark Group, Inc. Two companies, Fresh Del Monte Produce Inc. and The Fresh
Juice Company, Inc., were added to the industry group this year to provide further representation of the performance of companies with businesses and product lines similar to those of Chiquita. Although Fresh Del Monte Produce Inc. has been a primary competitor of the Company for many years, its stock became publicly traded in 1997. The cumulative total return over the 5-year and 13-year periods for the industry group previously used would have been 131 and 347, respectively, compared to 128 and 337 for the new industry group.


               CHIQUITA BRANDS INTERNATIONAL, INC.
               Cumulative Total Returns (1992-1997)
               ____________________________________

                     12/92  12/93  12/94  12/95  12/96  12/97
                     _____  _____  _____  _____  _____  _____
Chiquita              100     69     83     85     80    103
S&P 500               100    110    112    153    185    242
Fruit & Veg. Related  100    101     86     96    102    128
</TABLE



                    CHIQUITA BRANDS INTERNATIONAL, INC.
                    Cumulative Total Returns (1984-1997)

                      12/84  12/85  12/86  12/87  12/88  12/89  12/90  12/91  12/92  12/93  12/94  12/95  12/96  12/97
                      _____  _____  _____  _____  _____  _____  _____  _____  _____  _____  _____  _____  _____  _____

Chiquita               100    259    311    431    470   505    944    1,196   534    369    442    453    426    553
S&P 500                100    132    156    164    191   252    244      318   343    377    382    526    632    828
Fruit & Veg. Related   100    127    154    170    213   264    283      272   210    223    198    232    257    337

                         MISCELLANEOUS INFORMATION

Certain Transactions
____________________

    From January 1997 through March 1997, the Company purchased airline tickets and travel-related services totaling approximately $850,000 through Provident Travel Corporation, a travel agency subsidiary of AFG until it was sold in March 1997. The total amount paid to the travel agency included the amount ultimately paid to the airlines or other service providers.

    In 1997, the Company received payments from AAG of approximately $233,000 related to AAG's use of the Company's cafeteria. Prior to September 1996, AAG subleased office space from Chiquita. In September 1996, the Company obtained an early cancellation of its base lease in exchange for the Company and AAG entering into new, separate leases for the office space with a third party. Under the new lease, Chiquita's lease costs are less than under the base lease. As consideration for AAG canceling the sublease, the Company agreed to reimburse AAG for the difference between AAG's rent under its new lease and the rent that was due under the sublease through April 1998, the original expiration date of the sublease and the Company's base lease.
These lease reimbursements totaled $589,000 in 1997 net of AAG's share of leasehold renovations of $400,000. Chiquita will reimburse AAG an additional $287,000 through April 1998.

    During 1997, the Company paid approximately $113,000 to The Cincinnatian Hotel, which is owned by a subsidiary of AFG, for room rentals and use of meeting facilities.

    Chiquita believes that the financial terms of the transactions described above were fair to Chiquita and were comparable to those that would apply to unrelated parties.

Who Are The Company's Independent Auditors?
___________________________________________

    The accounting firm of Ernst & Young LLP served as the Company's independent auditors for 1997. They also served as independent auditors for AFG and its subsidiaries. One or more representatives of Ernst & Young LLP will attend the Annual Meeting, will be given the opportunity to make a statement if they desire, and will be available to respond to appropriate questions from shareholders. No auditor has yet been selected for the current year, since it is Chiquita's practice not to select independent auditors prior to the Annual Meeting.

What Is The Deadline For Submitting Shareholder Proposals For The 1999 Annual Meeting?
______________________________________________________________________


    If you wish to submit a shareholder proposal for possible inclusion in our 1999 proxy materials, we must receive it in writing on or before December 1, 1998. Proposals should be mailed to the attention of the Secretary of the Company at the Company's executive offices at 250 East Fifth Street, Cincinnati, Ohio 45202.

How Do You Obtain An Annual Report On Form 10-K?
________________________________________________

    The Company's 1997 Annual Report has already been mailed to you.   If you
would like to receive a copy of the Company's 1997 Annual Report on Form 10-K that was filed with the Securities and Exchange Commission, we will send you one without charge. Please write to:

                 Chiquita Brands International, Inc.
                 Chiquita Center,  250 East Fifth Street
                 Cincinnati, Ohio 45202
                 Attn:  Joseph W. Hagin II
                 Vice President, Corporate Affairs


                        By order of the Board of Directors,



                        Robert W. Olson
                        Senior Vice President, General Counsel
                            and Secretary

Cincinnati, Ohio
April 8, 1998

                       CHIQUITA BRANDS INTERNATIONAL, INC.
                            Proxy for Annual Meeting

Registration Name and Address

                                                                         P
                                                                         R
                                                                         O
                                                                         X
                                                                         Y

The undersigned hereby appoints Steven G. Warshaw and Robert W. Olson, or either of them, proxies of the undersigned, each with the power to appoint his substitute, and authorizes them to represent and to vote, as designated below, all shares of $2.50 Convertible Preference Stock, Series C, which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Chiquita Brands International, Inc. to be held May 13, 1998 at 10:00 a.m., and any adjournment of such meeting.

The Board of Directors recommends a vote FOR the following:

1.  Election of Directors:   CARL H. LINDNER       WILLIAM W. VERITY
                             KEITH E. LINDNER      OLIVER W. WADDELL
                             FRED J. RUNK          STEVEN G. WARSHAW
                             JEAN HEAD SISCO

      [  ] FOR AUTHORITY to elect the         [  ] WITHHOLD AUTHORITY to
           nominees listed above (except           vote for all nominees
           those whose names have been             listed above
           crossed out)

2.  Approval of the Chiquita 1998 Stock Option and Incentive Plan

      [  ] FOR           [  ]  AGAINST        [  ] ABSTAIN

3. Adoption of an amendment to the Certificate of Incorporation to increase the number of authorized shares of Capital Stock from 150 million to 200 million

      [  ] FOR           [  ]  AGAINST        [  ] ABSTAIN

4. Adoption of an amendment to the Certificate of Incorporation to change the title and par value of the Capital Stock, $.33 par value, to Common Stock, $.01 par value

      [  ] FOR           [  ]  AGAINST        [  ] ABSTAIN

5. Adoption of an amendment to the Certificate of Incorporation to decrease the shareholder vote required to make future amendments to the Certificate of Incorporation from two-thirds to a majority of the votes cast

      [  ] FOR           [  ]  AGAINST        [  ] ABSTAIN

The proxies are further authorized in their discretion to vote upon such other business as may properly come before the meeting and any adjournment of the meeting.

Dated _____________, 1998      Signature:_____________________________________
                               Signature:_____________________________________
                               (if held Important: Please sign exactly as jointly) name(s) appears on this form indicating, where proper, official
                                         position or representative capacity.
                                         In the case of joint holders, all
                                         should sign.

TO VOTE YOUR SHARES, YOU MUST MARK, SIGN, DATE AND RETURN THIS PROXY CARD.

When properly signed, this proxy will be voted in the manner directed by the above signed shareholder(s). A properly signed proxy that gives no direction will be voted for the election of all nominees for Director and for each of Proposals 2 through 5.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
___________________________________________________________

                       CHIQUITA BRANDS INTERNATIONAL, INC.
                            Proxy for Annual Meeting

Registration Name and Address

                                                                         P
                                                                         R
                                                                         O
                                                                         X
                                                                         Y

The undersigned hereby appoints Steven G. Warshaw and Robert W. Olson, or either of them, proxies of the undersigned, each with the power to appoint his substitute, and authorizes them to represent and to vote, as designated below, all shares of Capital Stock, $.33 par value, which the undersigned would be entitled to vote at the Annual Meeting of Shareholders of Chiquita Brands International, Inc. to be held May 13, 1998 at 10:00 a.m., and any adjournment of such meeting.

The Board of Directors recommends a vote FOR the following:


1.  Election of Directors:   CARL H. LINDNER       WILLIAM W. VERITY
                             KEITH E. LINDNER      OLIVER W. WADDELL
                             FRED J. RUNK          STEVEN G. WARSHAW
                             JEAN HEAD SISCO

      [  ] FOR AUTHORITY to elect the         [  ] WITHHOLD AUTHORITY to
           nominees listed above (except           vote for all nominees
           those whose names have been             listed above
           crossed out)

2.  Approval of the Chiquita 1998 Stock Option and Incentive Plan

      [  ] FOR           [  ]  AGAINST        [  ] ABSTAIN

3. Adoption of an amendment to the Certificate of Incorporation to increase the number of authorized shares of Capital Stock from 150 million to 200 million

      [  ] FOR           [  ]  AGAINST        [  ] ABSTAIN

4. Adoption of an amendment to the Certificate of Incorporation to change the title and par value of the Capital Stock, $.33 par value, to Common Stock, $.01 par value

      [  ] FOR           [  ]  AGAINST        [  ] ABSTAIN

5. Adoption of an amendment to the Certificate of Incorporation to decrease the shareholder vote required to make future amendments to the Certificate of Incorporation from two-thirds to a majority of the votes cast

      [  ] FOR           [  ]  AGAINST        [  ] ABSTAIN

The proxies are further authorized in their discretion to vote upon such other business as may properly come before the meeting and any adjournment of the meeting.

Dated _____________, 1998      Signature:_____________________________________
                               Signature:_____________________________________
                               (if held Important: Please sign exactly as jointly) name(s) appears on this form indicating, where proper, official
                                         position or representative capacity.
                                         In the case of joint holders, all
                                         should sign.

TO VOTE YOUR SHARES, YOU MUST MARK, SIGN, DATE AND RETURN THIS PROXY CARD.

When properly signed, this proxy will be voted in the manner directed by the above signed shareholder(s). A properly signed proxy that gives no direction will be voted for the election of all nominees for Director and for each of Proposals 2 through 5.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
___________________________________________________________